Exhibit 99.1

PRESS RELEASE

Contact:	MathStar, Inc.
Douglas M. Pihl	5900 Green Oak Drive
James W. Cruckshank	Minnetonka, MN 55343
MathStar, Inc.
info@mathstar.com
952-746-2200

FOR IMMEDIATE RELEASE

MathStar, Inc. Announces Fourth Quarter and Full Year Financial Results

MINNETONKA, February 28, 2006 – MathStar, Inc. (Nasdaq:MATH), the FPOA leader, today announced results for the quarter and year ended December 31, 2005.

For the fourth quarter of 2005, the Company’s revenues were $80,000 compared to $30,000 for the same quarter last year.  Research and development costs for the quarter ended December 31, 2005 were $2.4 million compared to $1.7 million for the same quarter last year.  The increase of $700,000 was primarily the result of increased payroll and contract engineering costs.  Selling, general and administrative costs were $2.2 million compared to $900,000 for the same quarter last year.  The increase of $1.3 million was primarily the result of increased payroll costs of about $800,000, of which approximately $500,000 was the non-cash expense associated with restricted stock awards and employee options, and increased costs associated with being a public company of approximately $500,000.  This includes legal, outside audit costs, insurance, printing and transfer agent costs.

The Company’s cash used in operations and investing activities for the quarter ended December 31, 2005 was $5.6 million compared to $2.8 million for the same quarter last year.  The $2.8 million increase in cash used in operations and investing activities was primarily the result of increased R&D expenditures, building the selling, general and administrative infrastructure and costs associated with being a public company.

Revenues for the year ended December 31, 2005 were $134,000 compared to $130,000 for 2004.  Research and development costs for the year ended December 31, 2005 were $8.8 million compared to $5.2 million for last year.  The $3.6 million increase was the result of increased payroll; contract engineering costs and material costs.  Selling, general and administrative costs were $6.2 million compared to $3.7 million for the same period last year.  The $2.5 million increase was the result of increased payroll costs of approximately $1.4 million, of which $600,000 was non-cash expenses related to stock options and restricted stock awards, and the remaining increase was costs associated with building the selling, general and administrative infrastructure and increased costs associated with being a public company of approximately $1.0 million.  This includes legal, outside audit costs, travel, insurance, printing and transfer agent costs.

Cash used in operations and investing activities for the year ended December 31, 2005 was $15.1 million compared to $9.3 million for 2004.  The $5.8 million increase was primarily the result of increased R&D spending, building the SG&A infrastructure and costs associated with being a public company.

Key Developments

During 2005 we made substantial progress in our transition from a technology development company to a customer and market driven company. The following are the important milestones of 2005:

•

We taped out and delivered to customers a working version of our 1 GHz FPOA which has enabled us to make multiple design wins prior to the release of our production silicon.  The 1 GHz FPOA is at least twice as fast as the highest performance offerings from our competitors, its functional level programming makes it easier to program, and its much smaller size enables high gross margins.

•

We invested in our corporate infrastructure and attracted a management team with the experience and ability to execute a rapid growth strategy and scale the business. We established a performance driven organization and disciplined financial controls.

•	Retired United States Air Force General Merrill McPeak and Morris Goodwin joined Benno Sand and Doug Pihl on the MathStar board.

•	We greatly strengthened our engineering team as we transitioned from development silicon to commercialized production silicon.

•	We systematically developed our marketing strategy to focus on key initial growth markets including machine vision and professional video.

•	We strengthened our strategic relationships with Honeywell, Valley Technology and Summit Design.

•	We brought our total number of early customer design wins to 12 at the end of 2005.

•	We expanded our Application Development team and completed eight basic algorithms that can be used as building blocks in customer applications.

•

We brought our Company public based on our business strategy of introducing an exciting new technology into one of the most rapidly growing segments of the semiconductor market, with a business model capable of producing high gross margins, and with the right team to execute our plan.

Conference Call and Quarterly Update:

The Company will hold a conference call on today (February 28, 2006) at 3:30 p.m. Central Time to discuss 2005 results and management’s outlook for the first quarter of 2006. The dial in numbers for the conference call are 303-262-2191/800-257-2182.  A replay of the call will be available on the company’s web site, http://www.mathstar.com.

About MathStar, Inc.

MathStar is a fabless semiconductor company that designs, manufactures and markets a new class of programmable logic chips called “Field Programmable Object Arrays,” or FPOAs. FPOAs are high-performance, reprogrammable integrated circuits based on proprietary Silicon Object(tm) technology. FPOAs process logic functions at a clock rate up to 1 Gigahertz, which is two to four times faster than current commercially available programmable logic devices. MathStar’s flagship product, the SOA13D40 FPOA represents a powerful solution that is ideal for digital signal processing and filtering applications in the machine vision, video processing, medical imaging and military/aerospace markets. FPOAs are available now and supported by a wide range of development tools, libraries, application notes and technical documentation. For more information, please visit http://www.mathstar.com .

The Company’s results for the quarter and year to date are as follows:

MathStar, Inc.
Condensed Statement of Operations
Fiscal Year 2005
(in thousands, except per share amounts)

	Quarter Ended December 31,		Year Ended December 31,

	2004	2005	2004	2005

Revenues	$30	$80	$130	$134
Cost of Goods Sold	8	37	53	52

Gross Profit	22	43	77	82
Operating Expenses
Selling, General & Administrative	895	2,201	3,691	6,178
Research and Development	1,690	2,428	5,192	8,812

Total Operating Expenses	2,585	4,629	8,883	14,990

Loss From Operations	(2,563)	(4,586)	(8,806)	(14,908)
Non-Operating (Income)/Expenses	(10)	2,865	(57)	(4,226)

Net Loss	$(2,553)	$(7,451)	$(8,749)	$(19,134)

Loss Per Share - Basic and Diluted	$(.28)	$(.50)	$(.95)	$(1.58)

Shares used in Computation
- Basic and Diluted	9,212	14,870	9,209	12,121

Selected balance sheet data:

	At December 31,

	2004	2005

Cash	$4,132	$20,149
Total Assets	4,504	22,202
Total Liabilities	487	2,226
Stockholders’ Equity	$4,017	$19,976

Statements in this press release, other than historical information, may be “forward-looking” in nature within the meaning of Section 21E the Private Securities Litigation Reform Act of 1995 and are subject to various risks, uncertainties and assumptions. These statements are based on management’s current expectations, estimates and projections about MathStar and its industry and include, but are not limited to, those set forth in the section of MathStar’s Prospectus dated October 26, 2005 under the heading “Risk Factors.” MathStar undertakes no obligation to update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.